Exhibit 99.1

 ASTORIA FINANCIAL CORPORATION SHAREHOLDERS OVERWHELMINGLY APPROVE PROPOSALS AT
                                 ANNUAL MEETING

        Five Directors Re-Elected, Amendment to the Stock Incentive Plan Overwhelmingly Approved and the Appointment of Independent Registered Public
                            Accounting Firm Ratified

    LAKE SUCCESS, N.Y., May 18 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) announced that at its annual meeting held today its shareholders voted overwhelmingly to re-elect directors George L. Engelke, Jr., Robert J. Conway, Peter D. Haeffner, Jr., Ralph F. Palleschi and Leo J. Waters. It further announced that its shareholders overwhelmingly approved the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees and ratified the appointment of KPMG LLP as its independent registered public accounting firm for the 2005 fiscal year. Commenting on the meeting results, George L. Engelke, Jr., Chairman, President and CEO of Astoria said, "We appreciate that more than 93% of the Company's outstanding shares were represented at the annual meeting, either in person or by proxy, and were voted overwhelmingly in favor of the Company's proposals. We value our shareholders' support and remain committed to enhancing the value of their investment in Astoria Financial Corporation."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $23.3 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.6 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com . Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

SOURCE  Astoria Financial Corporation
    -0-                             05/18/2005
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com, for Astoria Financial Corporation/
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://www.astoriafederal.com